SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

COMPUTER HORIZONS CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person[s] Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-(6)(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transactions applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and how it was determined):
(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:
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FOR IMMEDIATE RELEASE

CONTACT:	Michael Shea, Vice President, CFO David Reingold, Senior Vice President, Marketing, IR Computer Horizons Corp. (973) 299-4000 bmurphy@computerhorizons.com	Lauren Felice RF Binder Partners (212) 994-7541 lauren.felice@rfbinder.com

COMPUTER HORIZONS URGES SHAREHOLDERS NOT TO BE CONFUSED BY
MISLEADING STATEMENTS FROM DISSIDENT GROUP

COMPANY ADVISES THAT THERE IS NO PUBLIC OFFER FOR ITS SHARES;
URGES SHAREHOLDERS TO VOTE MANAGEMENT WHITE PROXY CARD

Mountain Lakes, NJ, April 21, 2003—Computer Horizons Corp. (Nasdaq: CHRZ), a strategic human capital management and professional services company, today urged its shareholders not to be misled or act upon the misleading statements made in a dissident preliminary proxy statement and other materials filed by them with the SEC. The dissident proxy statement filing proposes that Computer Horizons' shareholders consider the replacement of two of its duly elected independent directors by two dissident appointed nominees and also proposes a shareholder proposal regarding the calling of a special meeting of shareholders.

William J. Murphy, President and Chief Executive Officer of Computer Horizons said, "It is alarming that the dissident's proxy filing itself appears to contain so many misleading statements, most of which seem to have very little to do with their proxy proposals. We have submitted a detailed response to the SEC regarding the misleading statements in this proxy filing."

Some of the misleading statements contained in the dissident proxy proposal are as follows:

•
That the dissident intends to make a $5 per share cash offer for Computer Horizons stock. No such offer has been filed with the SEC. This, we believe, is an inappropriate attempt by the dissident to improperly influence its proxy proposal, which is for the nomination of two dissident Board members and a proposed by-law amendment.

•
In its proxy material, the dissident makes numerous statements as to its financial strength and creditworthiness, all of which are unsubstantiated. The dissident is a private company that does not publish financial statements, even to credit rating agencies, such as Dun and Bradstreet, which currently rates their financial condition only as "fair."

•
The dissident makes statements that the only way to get the Computer Horizons Board to consider an acquisition proposal from the dissident or others is to replace two currently serving independent directors with two new, purportedly independent nominees of the dissident. This is false and misleading because their two nominees are not truly disinterested because of their relationship with the dissident.

In addition, Mr. Murphy said, "The dissident's filing contains statements that have been interpreted by the media and investors as a cash tender offer for Computer Horizons' common shares. No cash tender offer has been made. This is simply an attempt to induce our shareholders to vote for the dissident proposals or to sell their shares into the market. We urge shareholders not to make any hasty decisions with respect to their holdings in Computer Horizons." Finally, Mr. Murphy said that the Company has retained J.P. Morgan to assist the Board in evaluating this matter. "We intend to keep our shareholders advised of our continuing evaluation," Mr. Murphy concluded.

THE BOARD IS ASKING FOR YOUR SUPPORT. THE BOARD URGES YOU TO SIGN, DATE AND MAIL THE MANAGEMENT WHITE PROXY CARD AS SOON AS POSSIBLE.

About Computer Horizons Corp.

Computer Horizons Corp. (Nasdaq: CHRZ) is a strategic human capital management and professional services company with more than thirty years of experience, specifically in information technology. As a global leader in systems integration and managed services, Computer Horizons enables companies to maximize technology investments. By leveraging its core business in IT services and its proprietary technology through Chimes, its wholly-owned subsidiary, Computer Horizons is enabling its Global 2000 customer base to align and integrate business planning with human resource management across an enterprise's business functions. For more information on Computer Horizons, please visit our Web site at www.computerhorizons.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management—including, but not limited to, those relating to contract awards, service offerings, market opportunities, results, performance expectations, expectations of cost savings, or proceeds from sale of certain operations—may not materialize.

Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors include the risks associated with unforeseen technical difficulties, the ability to meet customer requirements, market acceptance of service offerings, changes in technology and standards, the ability to complete cost-reduction initiatives, the ability to execute the sale of certain operations or other initiatives, dependencies on key employees, customer satisfaction, availability of technical talent, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the Company's filings with the Securities Exchange Commission, press releases, and other communications.

SHAREHOLDERS OF COMPUTER HORIZONS ARE ADVISED TO READ MANAGEMENT'S DEFINITIVE PROXY STATEMENT (THE "DEFINITIVE PROXY STATEMENT") IN CONNECTION WITH MANAGEMENT'S SOLICITATION OF PROXIES FROM COMPUTER HORIZONS SHAREHOLDERS.

Shareholders of Computer Horizons and other interested parties may obtain, free of charge, copies of the Definitive Proxy Statement and any other documents filed by Computer Horizons with the SEC, at the SEC's Internet website at www.sec.gov. The Definitive Proxy Statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting Computer Horizons in the solicitation of proxies, toll-free at 1-800-607-0088.

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